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                                                                    Exhibit 99.1

                                  STAPLES, INC.

                              AMENDED AND RESTATED
                        1994 EMPLOYEE STOCK PURCHASE PLAN


1. PURPOSE
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      The purpose of this Staples, Inc. 1994 Employee Stock Purchase Plan (the
"Plan") is to provide Employees of Staples, Inc. (the "Company") and its subsidiaries (as hereinafter defined) with an opportunity to acquire a proprietary interest in the Company by providing favorable terms for them to purchase Stock of the Company. This Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2. DEFINITION
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      (a)    "Base Pay" shall mean regular earnings and commissions, excluding payments for overtime, incentive compensation, bonuses, contributions to all employee fringe benefit plans (except employee contributions in lieu of cash earnings pursuant to any "cash or deferred plan" or "cafeteria plan"), and other special payments except to the extent that the inclusion of any such item is specifically approved by the Board.

      (b)    "Board" shall mean the Board of Directors of the Company.

      (c) "Employee" shall mean any employee, including any officer, who (i) has been employed by the Company or any Subsidiary for at least three (3) months, in the case of a full-time employee, or at least five (5) months, in the case of a part-time employee, and (ii) is customarily employed for more than twenty (20) hours per week and more than five (5) months in a calendar year by the Company or any Subsidiary.

      (d) "Exercise Date" shall mean the last day of each Offering when, in accordance with Section 9, a Participant is deemed to have exercised his Option.

      (e) "Fair Market Value" shall mean the value of a share of Stock at any particular date, which shall be (i) if shares of Stock are listed on a securities exchange or the Nasdaq National Market, the mean between the highest and lowest reported selling prices on the date in question (or if there were no trades on such date, the next preceding date on which a trade or trades occurred); or (ii) if shares of Stock are traded in any other over-the-counter market, the mean between the lowest reported bid price and the highest reported asked price of the Stock on the date in question, as such prices are reported in a publication of general circulation selected by the Board and regularly reporting the market price of the Stock in such market; or (iii) if shares of Stock are not then actively traded on an exchange or in the over-the-counter market, the amount determined in good faith by the Board.



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